FORM 3

        U.S. SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the
Securities     Exchange Act of 1934, Section 17(a)
of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person
     LaRosa II            Frank                   J.
     (Last)              (First)              (Middle)
     NS Group, Inc.
     530 West Ninth Street
     (Street)
     Newport                KY
     41071
     (City)              (State)                (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)
     3/7/00

3. IRS Identification Number of Reporting Person, if an Entity
     (Voluntary)

4.   Issuer Name and Ticker or Trading symbol
     NS Group, Inc.  (NSS)

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

               Director
          X    Officer (give title) Vice President
               10% Owner
               Other (specify)

6.   If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check applicable line)

     X    Form filed by one Reporting Person
          Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1.        Title of Security (Instr. 4)
          See Note 1 under Explanation of Responses.

2.         Amount of Securities Beneficially Owned
3.          (Instr. 4)

4.         Ownership Form:  Direct (D) or Indirect (I)
          (Instr. 5)

5.         Nature of Indirect Beneficial Ownership
          Instr. 4)


Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)
     Stock Option  (right to buy)

2.   Date Exercisable and Expiration Date
     (Month/Day/Year)

     Date Exercisable         Expiration Date
      See Note 2                   3/7/10

3.   Title and Amount of Underlying Derivative Security
     (Instr. 4)

     Title                    Amount or Number of
     Shares
     Common Stock             10,000 Shares

4.   Conversion or Exercise Price of Derivative
     Security
     (Instr. 5)

     $13.4375

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)

     D


6.   Nature of Indirect Beneficial Ownership (Instr. 5)


/s/ Frank J. LaRosa II
Signature of Reporting Person      Date:  March 16,
2000

Explanation of Responses:

Note 1:     As of the date of the event requiring
filing of this Form 3
(March 7, 2000), Mr. LaRosa did not beneficially own any non-derivative securities of NS Group, Inc.

Note 2:  Exercisable in annual increments of 20%
beginning with the first anniversary of the date of grant.